Exhibit 10.1
AMENDED AND RESTATED MANAGEMENT AGREEMENT
     THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (“Agreement”), effective this 29th day of December, 2006 (“Effective Date”), is entered into by and between David R. Helwig (“Executive”) and InfraSource Services, Inc., a Delaware corporation (the “Company”).
     WHEREAS, the Company, InfraSource Incorporated, a Delaware corporation, and Executive previously have entered into a Management Agreement dated September 24, 2003 (the “Original Agreement”), pursuant to which the Company currently employs Executive;
     WHEREAS, the Company has completed its transition from a privately-held corporation to a publicly-traded company and, whereas, Executive has been appointed Chairman of the Board, the Company and Executive desire to have this Agreement amend and restate the Original Agreement in its entirety and supersede the Original Agreement in all respects as of the Effective Date, except as expressly provided otherwise by this Agreement; and
     WHEREAS, the Company desires to continue employing Executive, and Executive desires to continue providing the Company and its subsidiaries with his services, on the terms and subject to the conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive, and Executive agrees to be employed by the Company.
     2. Position. During the period of his employment hereunder, Executive agrees to serve the Company, and the Company shall employ Executive, as Chief Executive Officer of the Company (“CEO”) and Chairman of the Company’s Board of Directors (“Chairman”) or in such other executive capacity or capacities as may be mutually agreed to from time to time by the Board of Directors of the Company (the “Board”), on the one hand, and Executive, on the other hand. Executive shall have such duties and responsibilities as may be consistent with such positions.

     3. At-Will Employment and Duties.
          (a) Status. Executive and the Company agree that Executive’s employment hereunder will be at-will (as defined under applicable law), and may be terminated at any time, for any reason, at the option of either party, subject to the provisions of Section 5 below.
          (b) Duties. During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall in good faith (i) devote all of his business time, attention, skill and efforts to the business and affairs of the Company and its affiliated companies and (ii) report to the Board.
     4. Salary; Incentive Bonus; Reimbursement of Expenses; Other Benefits.
          (a) Salary. During the period of employment under this Agreement Executive shall be paid a salary at the rate of $500,000 per year (“Base Salary”). The Base Salary shall be reviewed annually and may be increased (but not decreased, except in the circumstance when management recommends and the Board approves an across-the-board compensation decrease for the officers of the Company) as determined by the Board (or any duly authorized committee thereof) in its discretion taking into account the compensation philosophy adopted by the Board, the Company’s performance, Executive’s individual performance, benchmark information provided by nationally recognized consultants retained by the Board (or any duly authorized committee thereof) and other factors it may deem appropriate.
          (b) Annual Incentive Compensation Program. Executive shall be entitled to participate in the Annual Incentive Compensation Program (“AICP”) pursuant to the terms and conditions of such program as it may exist from time to time, provided that the AICP may be amended by the Board in its discretion, provided:
               (i) Executive’s potential bonus opportunity shall be targeted at 100% of Base Salary which target may be adjusted from time to time by the Board (or any duly authorized committee thereof) in its discretion taking into account factors the Board (or such committee) shall determine to be appropriate, including, without limitation, such factors as the goals of the compensation philosophy adopted by the Board as applied to the CEO, and benchmark information provided by nationally recognized consultants retained by the Board (or any duly authorized committee thereof),

               (ii) Executive’s potential bonus opportunity under the AICP shall be based principally upon the Company’s consolidated profitability, cash flow, economic value added or other related financial performance parameters, and such other factors as the Board (or any duly authorized committee thereof) in its discretion may deem appropriate, and his actual bonus amount shall be based on achievement of established performance goals, with increased bonus potential for performance exceeding goals,
               (iii) future changes to the AICP or its formulation shall be made in good faith consultation with Executive, and
               (iv) if Executive reasonably concludes, and an independent consultant retained by the Board (or any duly authorized committee thereof) confirms such conclusion, that the new formulation has had a material negative impact on the Executive’s ability to achieve his bonus target, or the amount of the Company’s projected bonus pool, the Board (or any duly authorized committee thereof) shall reasonably consider an adjustment in the program to adjust for such impact.
          (c) Long Term Incentive Plan (LTIP). Executive shall be entitled to participate in the Long Term Incentive Plan (“LTIP”) pursuant to the terms and conditions of such program as it may exist from time to time, and as it may be amended by the Board in its discretion, provided:
               (i) Executive shall have a target annual award with a grant date value equal to 200% of Base Salary, which target value may be adjusted from time to time by the Board (or any duly authorized committee thereof) taking into account the goals of the compensation philosophy adopted by the Board as applied to the CEO, the Company’s financial performance, Executive’s individual performance, benchmark information provided by nationally recognized consultants retained by the Board (or any duly authorized committee thereof), and other factors the Board (or any duly authorized committee thereof) in its discretion may deem appropriate. The awards shall take the form of shares of restricted stock of the Company or options to acquire the Company’s common stock, pursuant to the terms and conditions of the Company’s 2004 Omnibus Stock Incentive Plan or any successor thereto (the “Plan”), subject to such terms as the Board (or any duly authorized committee thereof) shall determine in its discretion.
               (ii) Any option granted under this Section 4(c) and all other options to acquire Company stock previously granted to Executive (collectively, the “Options”) shall continue to be and become exercisable in accordance with the terms of the related agreements (the “Option Agreements”) evidencing such Options and Executive shall continue to be able to exercise each such Option in accordance with the terms of the applicable Option Agreement until the earlier of (1) the expiration of the general term of the Option or (2) the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, such Option would otherwise have ceased to be exercisable in accordance with the terms of the Option Agreement.
          (d) Reimbursement of Expenses. The Company shall pay or reimburse Executive, in accordance with its normal policies and practices, for all reasonable travel and other out-of-pocket expenses incurred by Executive in performing his obligations under this Agreement.
          (e) Other Benefits. During the period of employment under this Agreement, Executive shall be entitled to participate in all other benefits of employment generally available to other senior executives of the Company and those benefits for which such persons are or shall become eligible, when and as he becomes eligible therefore (including but not limited to any deferred compensation plan and 401(k) plan). Any material change of benefits actually or potentially reducing benefits shall be made in good faith consultation with Executive.
     5. Termination of Employment.
          (a) Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” (as hereinafter defined) or otherwise at will at any time immediately upon written notice, or where applicable, upon Executive’s failure to cure the breach as provided below, whereupon the Company shall have no further obligation hereunder to Executive, except for payment of amounts of Base Salary accrued through the termination date. For purposes of this Agreement, “Cause” shall mean: (i) the continued willful failure by Executive to substantially perform his duties with the Company, (ii) the willful engaging by Executive in misconduct materially and demonstrably injurious to the Company or (iii) Executive’s material breach of Sections 3, 6 or 7 of this Agreement; provided, that with respect to any breach that is curable by Executive, as determined by the Board in good faith, the Company has provided Executive written notice of the material breach and Executive has not cured such breach, as determined by the Board in good faith, within fifteen (15) days following the date the Company provides such notice. If Executive thereafter intentionally repeats the breach he previously cured, such breach shall no longer be deemed curable.

          (b) Termination as a Result of Executive’s Death or Disability. If Executive’s employment hereunder is terminated by reason of Executive’s Disability (as hereinafter defined) or death, Executive’s (or Executive’s estate’s) right to benefits under this Agreement will terminate as of the date of such termination and all of the Company’s obligations hereunder shall immediately cease and terminate, except that Executive or Executive’s estate, as the case may be, will be entitled to receive accrued Base Salary and benefits through the date of termination as well as any pro-rated share (based on the period of actual employment) of Executive’s target bonus under the AICP for the year in which such termination occurs, such payment to be made in full within forty-five (45) days following the date of termination and in accordance with the Company’s normal payroll practices and procedures (and no part shall be contributed to a retirement or deferred compensation mechanism). The amount of the AICP bonus shall be a pro-rated share, based on Executive’s period of actual employment during the year of Termination. As used herein, Executive’s Disability shall have the meaning set forth in any long-term disability plan in which Executive participates, and in the absence thereof shall mean that, due to physical or mental illness, Executive shall have failed to perform his duties on a full-time basis hereunder for one hundred eighty (180) consecutive days and shall not have returned to the performance of his duties hereunder on a full-time basis before the end of such period, and if Disability has occurred termination shall occur within thirty (30) days after written notice of termination is given (which notice may be given before the end of the one hundred eighty (180) day period described above so as to cause termination of employment to occur as early as the last day of such period ).
          (c) Termination by Executive for Good Reason or by the Company other than as a Result of Executive’s Death or Disability or other than for Cause.
               (i) If Executive’s employment is terminated by Executive for “Good Reason” (as hereinafter defined) or by the Company for any reason other than (A) Executive’s death, (B) Disability or (C) Cause, and subject to Executive entering into and not revoking a release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”) and abiding by the non-competition provision set forth in Section 6(b), Executive shall be entitled to the following benefits:
     (A) Payment in cash of an amount equal to any unpaid bonus for a year prior to the year of termination, plus the pro-rated share (based on Executive’s period of actual employment during the year of Termination) of Executive’s target bonus under the AICP for the year in which such termination occurs, such payment to be made on the date such awards are normally paid to Company’s executive officers for the year in which such termination occurs and in accordance with the Company’s normal payroll practices and procedures (and no part shall be contributed to a retirement or deferred compensation mechanism).
     (B) Cash severance payments equal in the aggregate to two (2) times the sum of (i) Executive’s Base Salary at the time of termination and (ii) Executive’s target bonus under the AICP for the year in which such termination occurs. The Base Salary component of the severance payment shall be payable in twenty-four (24) equal monthly installments beginning at the end of the first full month following termination of employment. The AICP component of the severance payment shall be payable on the date that the Company normally pays AICP bonuses to executive officers for the year in which termination occurs.
     (C) Continuation of Executive’s medical and health insurance benefits for a period equal to the lesser of (i) twenty four (24) months, and (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise.
               (ii) For purposes of this Agreement, “Good Reason” shall mean (without Executive’s express written consent) (a) a material reduction in Executive’s position or responsibilities, including without limitation, loss of his position as Chairman, other than in connection with his death, Disability or involuntary termination for Cause, (b) relocation of Executive’s primary place of work more than thirty (30) miles from its current location, except if such relocation is proposed by Executive, or (c) the Company’s material breach of Sections 2, 4 or 5 of this Agreement; provided, that Executive has provided the Company written notice of the material breach and the Company has not cured such breach within fifteen (15) days following the date Executive provides such notice. If the Company thereafter intentionally repeats the breach it previously cured, such breach shall no longer be deemed curable. Notwithstanding the foregoing, neither of the following shall constitute Good Reason for termination: (1) any loss of Executive’s position as Chairman as a result of a good faith determination by a majority of the Board that it is in the best interests of the stockholders of the Company to split the positions of Chairman and CEO in order to respond to (x) changes in law, (y) heightened expectations or requirements of regulators, the principal exchange on which the Company’s common stock is traded or corporate governance rating agencies or (z) a stockholder proposal which is either adopted by a majority of the full Board or approved by a majority of the Company’s stockholders; or (2), subject to clause (iii) below, any loss of one, but not both, of Executive’s positions as Chairman or CEO in connection with any acquisition, merger, consolidation, reorganization or other transaction in which all or substantially all of the business and assets of the Company are sold or combined with another business (a “Combination”).
               (iii) If (a) the Executive remains in full-time employment for a period of one hundred and eighty days following the effective date of a Combination in which the Executive loses one, but not both, of his positions as Chairman or CEO, and (b) by the conclusion of such period, the Executive in good faith determines that his remaining role has been substantially diminished, or that despite Executive’s best efforts the sharing of roles is not successful due to differences in strategy, management style, or other significant circumstances which materially and adversely affect the Executive’s ability to perform his role, Executive may, by written notice delivered within thirty (30) days after the end of such period, elect to terminate his employment, and such termination shall constitute a termination for Good Reason.
          (d) Termination in Connection with a Change in Control Transaction.
               (i) Notwithstanding the provisions of Section 5(c), if, upon a Change in Control Transaction (as defined in paragraph (d)(ii) below) or within two (2) years thereafter, Executive’s employment is terminated by Executive for “Good Reason” or by the Company for any reason other than (A) Executive’s death, (B) Disability or (C) Cause, and subject to Executive entering into and not revoking the Release and abiding by the non-competition provision set forth in Section 6(b), Executive shall be entitled to the following benefits:
     (A) Payment in cash of an amount equal to any unpaid bonus for a year prior to the year of termination, plus the pro-rated share (based on the period of actual employment) of Executive’s target bonus under the AICP for the year in which such termination occurs, such payment to be made in full within forty-five (45) days following the date of termination and in accordance with the Company’s normal payroll practices and procedures (and no part shall be contributed to a retirement or deferred compensation mechanism).
     (B) Cash severance payments equal in the aggregate to two (2) times the sum of (i) Executive’s Base Salary at the time of termination and (ii) Executive’s target bonus under the AICP for the year in which such termination occurs. The cash severance payments shall be payable within forty-five (45) days following the date of termination and in accordance with the Company’s normal payroll practices and procedures (and no part shall be contributed to a retirement or deferred compensation mechanism).
     (C) Immediately upon such termination, all of Executive’s unexpired stock options, restricted stock and other equity awards (whether received before or after the Effective Date) shall become vested and, in the case of stock options, exercisable to the extent not already vested and exercisable.
     (D) Continuation of Executive’s medical and health insurance benefits for a period equal to the lesser of (i) twenty-four (24) months, and (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise.
               (ii) For purposes of this Agreement “Change in Control Transaction” is defined as: (1) a complete liquidation or dissolution of the Company; (2) a sale, exchange or other disposition of all or substantially all of the Company’s businesses or assets; (3) any “person,” as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company and any trustee or other fiduciary holding securities under any employee benefit plan of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding equity securities; (4) consummation of a merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization results in the voting equity securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting equity securities of the surviving entity or direct or indirect parent thereof) more than fifty percent (50%) of the total voting power represented by the voting equity securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger, consolidation or reorganization; or (5) a change in the constituency of the Board with the result that individuals (the “Incumbent Directors”) who are members of the Board as of the Effective Date cease for any reason to constitute at least a majority of the Board; provided that any individual who is elected or appointed to the Board after the Effective Date and whose nomination for election or appointment was unanimously approved by the Incumbent Directors shall be considered an Incumbent Director beginning on the date of his or her election or appointment to the Board.

               (iii) If Executive’s employment is terminated by the Company prior to the occurrence of a Change in Control Transaction, and if it can be shown that Executive’s termination (A) was at the direction or request of a third party that had taken steps reasonably calculated to effect the Change in Control Transaction thereafter, or (B) otherwise occurred in connection with, or in furtherance of, the Change in Control Transaction, Executive shall have the rights described in Section 5(d)(i) above, as if a Change in Control Transaction had occurred on the date immediately preceding such termination.
          (e) Termination by Executive other than for Good Reason. Executive may terminate his employment with the Company other than for Good Reason upon thirty (30) days written notice to the Company, after which the Company shall have no further obligation hereunder to Executive, except for payment of amounts of Base Salary and other benefits accrued through the termination date, or as otherwise provided in this Section 5(e) below.
                    In the event of such termination Executive shall be bound by the non-competition provision set forth in Section 6(b) below for a period of one (1) year following termination of employment.
                    The Company may further elect in writing within ninety (90) days following the date of termination of employment to extend the period for which Executive is bound under the non-competition provision of Section 6(b) below for an additional year (the “Second Year”), in which case, subject to Executive entering into and not revoking the Release and abiding by the non-competition provision set forth in this Section 6(b), Executive shall be entitled to the Non-Competition Payment, as determined below, and the Medical Insurance Benefit, as defined below. The “Non-Competition Payment” shall equal Executive’s annual Base Salary at the time of termination and shall be paid in cash in twelve (12) equal monthly installments commencing within thirty (30) days following the first anniversary of the termination of Executive’s employment. The “Medical Insurance Benefit” shall mean one hundred percent (100%) of Executive’s COBRA continuation premiums through the end of the earlier of (A) the end of the statutory period for COBRA coverage, and (B) the date on which Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise.
     6. Confidential Information, Non-Competition; Non-Solicitation.
          (a) Confidential Information. Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. Executive shall not, except in the course of the good faith performance of his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. “Confidential Information” shall mean information about the Company, its subsidiaries or affiliates, or their respective clients or customers that was learned by Executive in the course of his employment by the Company, its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information, but excludes information (i) which is in the public domain through no unauthorized act or omission of Executive; or (ii) which becomes available to Executive on a non-confidential basis from a source other than the Company or its affiliates without breach of such source’s confidentiality or non-disclosure obligations to the Company or any affiliate. Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, (A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries or affiliates, or prepared by Executive during the term of his employment by the Company, its subsidiaries or affiliates, and (B) all notebooks and other data relating to research or experiments or other work conducted by Executive in the scope of employment.
          (b) Non-Competition. During the period of Executive’s employment by the Company and, if Executive’s employment is terminated for any reason (and provided the Company fulfills its obligations under Section 5) until the second anniversary of the date of Executive’s employment termination, provided that if Executive’s employment is terminated under Section 5(e), for the period called for thereunder (the “Non-Competition Period”), Executive shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay) or, own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a competitor of the Company, its subsidiaries or affiliates (each such competitor a “Competitor of the Company”); provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Exchange Act, of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement. Executive and the Company acknowledge and agree that the business of the Company extends throughout the United States, and that the terms of the non-competition agreement set forth herein shall apply on a nationwide basis throughout the United States.
          (c) Non-Solicitation of Customers and Suppliers. During the period of Executive’s employment by the Company and, if Executive’s employment is terminated for any reason (and provided the Company fulfills its obligations under Section 5) until the second anniversary of the date of Executive’s employment termination, provided that if Executive’s employment is terminated under Section 5(e), for the Non-Competition Period, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert any of their business to any Competitor of the Company.
          (d) Non-Solicitation of Employees. Executive recognizes that he possesses and will possess Confidential Information about other employees of the Company, its subsidiaries or affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries or affiliates. Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries or affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company, its subsidiaries or affiliates. Executive agrees that, during the period of Executive’s employment by the Company and for a period of two (2) years thereafter, he will not, directly or indirectly, solicit, recruit, induce, or encourage or attempt to solicit, recruit, induce, or encourage any employee of the Company, its subsidiaries or affiliates (i) for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee or (ii) to terminate his or her employment or any other relationship with the Company, its subsidiaries, or affiliates. Executive also agrees that Executive will not convey any such Confidential Information or trade secrets about other employees of the Company, its subsidiaries, or affiliates to any other person.
          (e) Injunctive Relief. It is expressly agreed that the Company will or would suffer irreparable injury if Executive were to violate any of the provisions of this Section 6 and that the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from so violating Section 6 of this Agreement.

          (f) Survival of Provisions. The obligations contained in this Section 6 shall survive the termination or expiration of Executive’s employment with the Company and shall be fully enforceable thereafter.
     7. No Conflict. Executive represents and warrants that Executive is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent Executive from entering into this Agreement or would conflict with the performance of Executive’s duties pursuant to this Agreement. Executive represents and warrants that Executive will not engage in any activity which would conflict with the performance of Executive’s duties pursuant to this Agreement.
     8. Term of Agreement. The employment period under this Agreement shall terminate upon the first anniversary of the date hereof (the “Initial Term”); provided, however, that at the end of the Initial Term, the employment period shall be extended automatically for successive one (1) year terms of employment (each a “Term”), unless the Company or Executive notifies the other party in writing (the “Notice”) at least ninety (90) days prior to the end of the Initial Term or any later Term of an intention not to renew this Agreement, in which case this Agreement will terminate at the end of the Initial Term or Term, as applicable. Notwithstanding the foregoing, if the Company (i) provides Executive the Notice of its intent not to renew this Agreement, or (ii) requires renegotiation of the material terms of this Agreement and Executive does not agree to renew this Agreement upon such renegotiated terms, Executive may terminate his employment with the Company for Good Reason and the provisions of paragraph 5 (c) above shall apply. For purposes of clarity, if Executive provides the Notice to the Company of his intention not to renew this Agreement or otherwise terminates this Agreement for any reason other than for Good Reason, such termination shall be subject to all the provisions of paragraph 5(e) above, and Executive shall not be entitled to the benefits set forth in paragraph 5(c) above.
     9. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by courier service or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given on the date receipt is recorded by the appropriate delivery service, or may be delivered personally by hand to the respective persons named below:

If to Company:	InfraSource Services, Inc. 100 West Sixth Street, Suite 300 Media, PA 19063 Attention: Deborah C. Lofton, Esq. General Counsel

with copies to:	the then Lead Independent Director and the then Chairman of the Compensation Committee at the addresses of record for Board notices

If to Executive:	David R. Helwig 525 Guinevere Drive Newton Square, PA 19073

with a copy to:	Bachelder & Dowling, P.A. 22 Free Street Portland, ME 04101 Attn: Stephan G. Bachelder, Esq.
Either party may change such party’s address for notices by notice duly given pursuant hereto.
     10. Dispute Resolution. The Company and Executive agree that any dispute arising as to the parties’ rights and obligations hereunder, other than with respect to Section 6, shall, at the election and upon written demand of either party, be submitted to arbitration before a single arbitrator in Delaware County, Pennsylvania under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.
     11. Assignment; Successors. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.
     12. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware.
     13. Withholding. The Company shall make such deductions and withhold such amounts from each payment made to Executive hereunder as may be required from time to time by law, governmental regulation or order.

     14. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     15. Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.
     16. Severability. If for any reason any term or provision containing a restriction set forth herein is held to be for a length of time which is unreasonable or in other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court shall construe and reform this Agreement to provide for a restriction having the maximum time period and other provisions as shall be valid and enforceable under applicable law. If, notwithstanding the previous sentence, any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.
     17. Entire Agreement; Effect on Certain Prior Agreements. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as provided below, supersedes the Original Agreement and any prior agreements between them with respect to the subject matter hereof, including all prior employment, retention, severance or related agreements between Executive and the Company or any successor, predecessor or affiliate. Without limiting the generality of the foregoing, except as provided below, the obligations under this Agreement with respect to any termination of employment of Executive, for whatever reason, supersede any severance or related obligations of the Company or any of its successors, predecessors or affiliates in any plan of the Company or any of its successors, predecessors or affiliates or any agreement between Executive and the Company or any of its successors, predecessors or affiliates.
     18. Special Rule for U.S. Income Tax Compliance. All payments due and owing hereunder shall be made in compliance with Section 409A, including, as applicable and without limitation, Section 409A(a)(2)(b)(i) requiring that certain payments to selected employees occur no sooner than six (6) months following termination of employment. The Company and Executive agree that this Agreement shall be amended as necessary to comply with such Section 409A. For purposes of this Agreement, the term “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended and the written guidance thereunder issued by the Internal Revenue Service and the Department of Treasury.
     19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Agreement, as of the date first above written.

INFRASOURCE SERVICES, INC.

By:	/s/ David Watts

Its:	Chair of the Compensation Committee of the Board of Directors

EXECUTIVE

/s/ David R. Helwig

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